SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                   Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  August 13, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                 0-17267             84-1095959
(State or other             (Commission        (I.R.S. Employer
jurisdiction                File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release; dated August 13, 1998, the text of which follows:

     Denver, Colorado - August 13, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported its second quarter operating results. Average daily production for the quarter ended June 30, 1998 was 2,791 barrels of oil equivalent ("BOE"), an 83% increase over second quarter 1997's average daily production of 1,527 BOE and a 1% increase over first quarter 1998's average daily production of 2,767 BOE. Second quarter 1998 production was constrained by wells shut-in or on restricted production awaiting the completion of the Company's San Juan Basin gas plant expansion, which occurred at the end of the second quarter. During second quarter 1998, Mallon drilled and completed 13 wells and recompleted 12 wells, compared to a total during second quarter 1997 of 6 wells drilled and 3 wells recompleted. Mallon currently has a $36.6 million capital budget for 1998, and plans to drill approximately 60 wells and recomplete approximately 30 wells during the year.

     Mallon reported a net loss for second quarter 1998 of $157,000 on revenues of $2,927,000, compared to a net loss for second quarter 1997 of $239,000 on revenues of $1,842,000. The net loss attributable to common shareholders for second quarter 1998 was $187,000 ($0.03 per basic share) compared to a net loss attributable to common shareholders for second quarter 1997 of $672,000 ($0.14 per basic share). Total revenues for second quarter 1998 increased by $1,085,000 (59%) compared to second quarter 1997 and decreased by $198,000 (6%) compared to first quarter 1998. The average oil price realized per barrel for second quarter 1998 was $13.21, a 32% decrease from the second quarter 1997 average of $19.32 and a 7% decrease from the first quarter 1998 average of $14.26. The average gas price realized per Mcf for second quarter 1998 was $1.82, a 5% increase from the second quarter 1997 average of $1.74 and a 6% decrease from the first quarter 1998 average of $1.93. Operating cash flow for second quarter 1998 was $1,056,000, up 115% from $491,000 for second quarter 1997 and down 20% from $1,318,000 for first quarter 1998.

     For the first six months of 1998, Mallon reported a net loss attributable to common shareholders of $173,000 ($0.02 per basic share) on revenues of $6,052,000, compared to a net loss attributable to common shareholders of $997,000 ($0.22 per basic share) on revenues of $3,839,000 for the first half of 1997. Cash flow from operations increased to $2,374,000 in the first half of 1998 from $1,084,000 in the first half of 1997.

     The preceding information contains forward-looking statements, the realization of which cannot be assured. Actual results may differ significantly from those forecast. The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business generally (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, uncertainties relating to geologic models and evaluations, the effects of competition and extensive environmental regulation, and other factors, many of which are necessarily beyond the Company's control. These and other risk factors that affect the Company's business are discussed in the Company's 1997 Annual Report.

SELECTED FINANCIAL AND OPERATING DATA


(In thousands, except per unit data)               For the Three Months    For the Six Months
(Unaudited)                                           Ended June 30,         Ended June 30,
                                                     1998        1997       1998       1997
<T>
Selected Results:
    Revenues                                       $ 2,927     $ 1,842    $ 6,052    $ 3,839
    Costs and expenses                               3,084       1,892      6,165      3,952
    Net loss                                          (157)       (239)      (113)      (469)
    Net loss attributable to common shareholders      (187)       (672)      (173)      (997)
    Basic net loss per share attributable to common
       shareholders                                  (0.03)      (0.14)     (0.02)     (0.22)
    EBITDA (A)                                       1,198         373      2,504        868
    EBITDA per basic share                            0.17        0.08       0.36       0.19
    Cash flow (B)                                    1,056         491      2,374      1,084
    Cash flow per basic share                         0.15        0.11       0.34       0.24
    Basic weighted average shares outstanding (C)    7,010       4,642      7,004      4,515

Other Operating Data:
    Net Production
          Oil (MBbls)                                   61          44        129         81
          Gas (MMcf)                                 1,160         567      2,246        978
          MBOE                                         254         139        503        244
          Mmcfe                                      1,526         831      3,020      1,464
    Average realized sales price
          Oil ($/Bbl)                               $13.21      $19.32     $13.77     $20.81
          Gas ($/Mcf)                                $1.82       $1.74      $1.87      $2.17
          BOE ($/BOE)                               $11.47      $13.23     $11.89     $15.62
          Mcfe ($/Mcfe)                              $1.91       $2.21      $1.98      $2.60

(A)

(A) EBITDA is earnings before income taxes, interest expense, depreciation, depletion, amortization and impairment.
(B) Cash flow from operating activities before working capital adjustments.
(C) Because the Company is in a loss position, all common stock equivalents are anti-dilutive. Therefore, only basic share and per share information has been presented.

     Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".


                          Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Mallon Resources Corporation


August 26, 1998           By: __/s/ Roy K. Ross________________
                              Roy K. Ross, Executive Vice President